TRANSFER AGREEMENT

                  This Transfer Agreement (the "Agreement") is entered into as of June 20, 2002 between GSB Guarantor Corp., a Delaware corporation ("GSB Guarantor"), and GSB Investments Corp., a Delaware corporation and wholly-owned subsidiary of GSB Guarantor ("GSB Investments"). Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Securityholders Agreement referred to below.

                  WHEREAS, GSB Investments is the registered holder of 22,868,801 shares (the "Subject Shares") and other shares (the "Other Shares") of common stock of Golden State Bancorp Inc., a Delaware corporation ("Golden State");

                  WHEREAS, GSB Investments has entered into a Securityholders Agreement in respect of the Subject Shares and the Other Shares dated as of May 21, 2002 (as amended, supplemented or otherwise modified from time to time, the "Securityholders Agreement"), by and among Citigroup Inc. ("Citigroup"), Golden State, Mafco Holdings Inc. ("Mafco"), GSB Investments, MacAndrews & Forbes Holdings Inc. ("MacAndrews"), Hunter's Glen/Ford, Ltd. ("Hunter's Glen") and Gerald J. Ford (together with Mafco, GSB Investments, MacAndrews and Hunter's Glen, the "Securityholders");

                  WHEREAS, (i) the Subject Shares are pledged to secure the obligations of GSB Investments under the New Amended and Restated Credit Agreement and the other Credit Facility Documents referred to in Item II of
Schedule II to the Securityholders Agreement (collectively, the "Prior Loan Documents"); and (ii) the loans outstanding under the Prior Loan Documents are being refinanced (the "Refinancing") with the proceeds of the loans being extended under the Credit Agreement referred to in Schedule I to this Agreement (the "Credit Agreement"), pursuant to which the Subject Shares must be transferred to GSB Guarantor and pledged by GSB Guarantor to the lenders parties to the Credit Agreement to secure GSB Guarantor's obligations thereunder;

                  WHEREAS, to effect such transfer, the Board of Directors of GSB Investments has adopted resolutions declaring and authorizing the payment of a dividend in the form of the Subject Shares to GSB Guarantor (the "Transfer");

                  WHEREAS, the parties hereto intend that, upon the Transfer, GSB Guarantor shall make certain of the representations and warranties set forth in, and agree to be bound by certain of the provisions of, the Securityholders Agreement as they relate to the Subject Shares.

                  NOW, THEREFORE, the parties to this Agreement agree as follows:

                  1. GSB Investments hereby transfers all of its right, title and interest in and to the Subject Shares to GSB Guarantor, and GSB Guarantor hereby accepts all such right, title and interest in and to the Subject Share.

                  2. GSB Guarantor hereby represents and warrants to Citigroup in respect of the Subject Shares that

                      (a) (i) (A) on the date hereof, it is the Beneficial
                  Owner of the Subject Shares and it is the record owner of the Subject Shares; (B) on the date hereof, the Subject Shares constitute all of the shares of voting capital stock of the Company owned of record or Beneficially Owned by it; and (C) except as listed and described on Schedule I to this Agreement, it has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement and in Section 2 of the Securityholders Agreement, sole power of disposition, sole power (if any) to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement and (ii) any proxies heretofore given in respect of the Subject Shares are not irrevocable, and such proxies are hereby revoked, except as listed and described on Schedule I; and

                      (b) it makes for the benefit of Citigroup each of the
                  representations and warranties set forth in Sections 3(a)(ii), 3(a)(iii) and 3(a)(iv) of the Securityholders Agreement; provided that, solely for purposes of the representations and warranties made in this Section 2, each reference in Sections 3(a)(ii), 3(a)(iii) and 3(a)(iv) of the Securityholders Agreement to the "Securityholder," the "Existing Securities," and "this Agreement," after giving effect to the Transfer and the Refinancing, shall be deemed to be a reference to GSB Guarantor, the Subject Shares and this Agreement, respectively.

                  3. GSB Guarantor hereby agrees to be bound from and after the date hereof, in respect of the Subject Shares and in respect of any shares of Parent Common Stock it may receive in the Merger upon conversion of the Subject Shares, by all of the obligations and agreements of GSB Investments set forth in the Securityholders Agreement, other than those set forth in Sections 3(a)(v), 5(f), 6(c), 6(d) and 6(e), as such obligations relate to the Subject Shares and such shares of Parent Common Stock, to the same extent as if GSB Guarantor were a party to the Securityholders Agreement. GSB Guarantor further agrees that, from and after the date hereof, in respect of the Subject Shares and in respect of any shares of Parent Common Stock it may receive in the Merger upon conversion of the Subject Shares, it shall be deemed to be a "Securityholder" and an "MFI Party" for all purposes of the Securityholders Agreement other than Sections 3(a)(v), 5 (f), 6(c), 6(d) and 6(e).

                  4. GSB Guarantor hereby acknowledges that, pursuant to
Section 2(b) of the Securityholders Agreement, the Subject Shares are subject to GSB Investments' obligations under the first sentence of Section 2(a) thereof and under Section 2(c)(i) thereof. GSB Guarantor hereby agrees that it shall cooperate with GSB Investments in complying or causing compliance with GSB Investments' obligation to vote the Subject Shares or cause them to be voted with respect to the matters set forth in Section 2(a) of the Securityholders Agreement and in furtherance thereof GSB Guarantor grants the proxy set forth in Section 7 of this Agreement.

                  5. GSB Investments hereby assigns to GSB Guarantor, and GSB Guarantor hereby accepts, GSB Investments' rights and obligations under the Registration Rights Agreement in respect of the Subject Shares and any securities issued or issuable in respect of the Subject Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger or consolidation, and any other securities issued pursuant to any other pro rata distribution with respect to the Subject Shares.

                  6. GSB Guarantor hereby acknowledges that, as of the Effective Time, without any further action, the Registration Rights Agreement shall terminate and shall be of no further force and effect, as provided in
Section 6(a) of the Securityholders Agreement

                  7. Subject to Section 10 of the Securityholders Agreement, GSB Guarantor hereby irrevocably grants to, and appoints, Robert Willumstad, Sir Deryck Maughan, Stephanie Mudick and Andrew Felner, or any one of them, in their respective capacities as officers of Citigroup, and any individual who shall hereafter succeed to any such office of Citigroup, and each of them individually, GSB Guarantor's proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of GSB Guarantor, to vote the Subject Shares in favor of the transactions contemplated by the Merger Agreement and against any Company Takeover Proposal. GSB Guarantor understands and acknowledges that it is a condition to GSB Investments' ability to make the Transfer that the irrevocable proxy set forth in the foregoing sentence be given as provided in the Securityholders Agreement. GSB Guarantor hereby affirms that the irrevocable proxy set forth in the foregoing sentence is given to secure the performance of the duties of GSB Guarantor to Citigroup hereunder and under the Securityholders Agreement and that Citigroup is entitled to rely on such irrevocable proxy. GSB Guarantor further affirms that such irrevocable proxy is coupled with an interest and, subject to Section 10 of the Securityholders Agreement, may under no circumstances be revoked. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. GSB Guarantor will cause any record holder of any of the Subject Shares Beneficially Owned by GSB Guarantor to grant substantially similar proxies as requested in accordance with Section 11(e) of the Securityholders Agreement.

                  8. The parties hereto agree that Citigroup shall be a third party beneficiary of this Agreement and shall be entitled to enforce the provisions hereof

                  9. Notwithstanding anything in this Agreement, the parties hereto acknowledge that the Securityholders Agreement remains in full force and effect.

                  10. The effectiveness of this Agreement shall be simultaneous with the effectiveness of the Transfer.

                  11. This Agreement shall be governed by the laws of the State of Delaware.

                  12. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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                  IN WITNESS WHEREOF, GSB Guarantor and GSB Investments have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                             GSB GUARANTOR CORP.


                             By:  /s/  Todd J. Slotkin
                                 --------------------------------------
                                 Name:    Todd J. Slotkin
                                 Title:   Executive Vice President and
                                          Chief Financial Officer


                               GSB INVESTMENTS CORP.


                               By: /s/ Todd J. Slotkin
                                   ------------------------------------
                                 Name:    Todd J. Slotkin
                                 Title:   Executive Vice President and
                                          Chief Financial Officer





                                                                 Schedule I



Credit Facility Documents


                  1. Credit Agreement dated as of June 20, 2002 among Mafco, GSB Guarantor, the several banks and other financial institutions or entities from time to time parties thereto and JPMorgan Chase Bank, as administrative agent (in such capacity, the "Administrative Agent").

                  2. Pledge Agreement dated as of June 20, 2002 made by GSB Guarantor and Mafco in favor of the Administrative Agent.